Exhibit 99.1

Amendment Agreement No. 3 dated December 30, 2008 among:

(i)          Lifetime Brands, Inc., a company duly organized and in existence pursuant to the laws of the State of Delaware in the United States of America (“LTB” or “Strategic Investor”);

(ii)         Grupo Vasconia, S.A.B. (formerly known as Ekco, S.A.B.), a Mexican sociedad anónima bursátil duly organized and in existence pursuant to the laws of the United Mexican States (“Vasconia” or the “Company”, provided that when the context so requires it, “Company” shall also include the Company Subsidiaries); and

(iii)        Mr. José Ramón Elizondo Anaya, a Mexican individual (“Mr. Elizondo”), Mr. Miguel Ángel Huerta Pando, a Mexican individual (“Mr. Huerta” and together with Mr. Elizondo the “Primary Shareholders”).

WITNESSETH

WHEREAS, Lifetime Brands, Inc., Vasconia, Mr. José Ramón Elizondo Anaya and Mr. Miguel Ángel Huerta Pando entered into a Shares Subscription Agreement dated June 8, 2007 (the “SSA”) pursuant to which they agreed, among others, on the terms and conditions for a subscription of shares issued by Vasconia, by Lifetime Brands, Inc.

WHEREAS, the parties wish to amend the SSA as described below:

NOW THEREFORE, the parties hereto agree as follows:

1. Section “2.1 Put Option. (a)” is hereby amended to read as follows:

“(a) Strategic Investor shall have the right, in its sole discretion, until March 31. 2009, to require the Company to acquire 100% of the capital stock of NewCo, for an amount equal to the Purchase Price, for which purpose the Company may either: (i) make a lump-sum cash payment in the amount of the Purchase Price, converted into Dollars at that the Applicable Exchange Rate in effect on the date on which the Put Option is exercised (the “Dollar Purchase Price”) in immediately available funds to such account that the Strategic Investor instructs in writing; or (ii) issue a Dollar denominated indenture (the “Note”) in favor of Strategic Investor in the amount of the Dollar Purchase Price, which shall bear interest at a rate of four percent (4%) per annum and shall be payable in thirty-six (36) equal monthly installments commencing thirty (30) days following the date the Put Option is exercised, and shall be secured by the Assets of the Company and shall have a lien on those Assets junior only to the liens of credit facilities in an amount not exceeding US$40,000,000 (Forty Million Dollars). The Note shall be issued and executed in the terms of the form enclosed hereto as Exhibit 2.1(ii) “Form of Note”. The alternative described in (ii) hereof shall only be available to the Company in the event that the Company has implemented and executed any agreements necessary for the Note to be secured in the terms herein described, provided that the Strategic Investor shall accept reasonable and customary limitations and conditions imposed by the senior lenders for granting their authorization for constituting the junior lien on the Assets in favor of the Strategic Investor, to the extent that those limitations and restrictions in no way compromise or limit the liens on the assets or the priority of the Strategic Investor’s claims.”

2. All other provisions of the SSA shall remain in full force and effect and, except as provided herein, shall govern this Amendment Agreement accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Name: Jeffrey Siegel
Title: Attorney-in-fact

GRUPO VASCONIA, S.A.B.

By:	/s/ José Ramón Elizondo Anaya
Name: Mr. José Ramón Elizondo Anaya
Title: Attorney-in-fact

By:	/s/ Emmanuel Reveles Ramírez
Name: Mr. Emmanuel Reveles Ramírez
Title: Attorney-in-fact

PRIMARY SHAREHOLDERS

By:	/s/ José Ramón Elizondo Anaya
Name: Mr. José Ramón Elizondo Anaya

By:	/s/ Miguel Ángel Huerta Pando
Name: Mr. Miguel Ángel Huerta Pando